EXHIBIT 99.2


TELIDENT SHAREHOLDERS APPROVE VOLUNTARY DISSOLUTION

         MINNEAPOLIS, May 17 /PRNewswire/ -- Telident, Inc. (Nasdaq: TLDT) announced today that its shareholders have approved the voluntary dissolution of the company. Telident previously announced that it has entered into a definitive agreement of sale pursuant to which it plans to sell substantially all of its assets to Teltronics, Inc. (Nasdaq: TELT) in exchange for 662,500 shares of Teltronics' common stock. The parties plan to close the sale of assets on May 18, 2000.
         Teltronics is dedicated to excellence in design, development and assembly of electronic equipment and software to enhance the performance of telecommunications networks. Teltronics manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their telecommunications systems.
         Telident designs, manufactures and markets proprietary hardware and software systems for providing the exact location of a 9-1-1 telephone call within a private branch exchange (PBX) system to emergency dispatchers, thus improving response times and enhancing safety.
         The parties' plan to close the sale of assets on May 18, 2000, is a forward-looking statement which is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our ability to close the transaction on this schedule is subject to a number of contingencies, including customary closing conditions.



SOURCE       TELIDENT, INC.

WEB SITE:    http://www.telident.com

COMPANY NEWS ON CALL:
http://www.prnewswire.com/comp/846250.html OR FAX, 800-758-5804,
------------------------------------------
EXT. 846250


                                       8